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                                                                     Exhibit 99

                          [ST. JOE CORPORATION LETTERHEAD]


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FOR IMMEDIATE RELEASE
MONDAY, MAY 5, 1997                                                                     CONTACT:    Vince Duffy
                                                                                                    Powell Tate
                                                                                                    212/521-5215
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                         ST. JOE CORP. PROPOSES MERGER
                          WITH FECI AT $102 PER SHARE



        Jacksonville, Florida, May 5 - St. Joe Corporation (NYSE: SJP) announced today that it has made a proposal to the Board of Directors of Florida East Coast Industries (FECI) (NYSE: FLA) under which St. Joe and FECI would merge and all shares of FECI stock owned by others than St. Joe would be exchanged for cash at $102 per share.


        There are approximately 9.1 million shares of FECI common stock outstanding, of which approximately 4.9 million, or 54%, are owned by St. Joe. On May 2, 1997, the closing price on the New York Stock Exchange of FECI common stock was $88 3/4 per share and of St. Joe was $73 1/4 per share.

        The proposed merger would be subject to all required regulatory approvals and approval by the shareholders of FECI, as well as other customary terms and conditions. The proposal is also subject to negotiation of a merger agreement containing terms and conditions mutually satisfactory to the parties.


        A Special Committee of outside directors of St. Joe made the proposal to FECI following receipt of the recommendation of St. Joe's Chairman and CEO, Peter S. Rummell. Mr. Rummell commented: "Since taking over as Chief Executive Officer of St. Joe in January, I've given continual attention to a detailed analysis of our investment in Florida East Coast Industries, with the assistance of expert advisors in each business area involved. I have concluded that this asset can be a strategic element of the new St. Joe and this transaction is in the interest both of the shareholders of St. Joe and FECI. Our new management team is excited about the opportunity this provides as an important building block for the new St. Joe."


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        Based in Jacksonville, St. Joe is Florida's largest private landowner and has interests in real estate, timber, railroads and sugar. FECI, also based in Jacksonville, has interests in real estate development and rail transportation. Its subsidiaries include the Florida East Coast Railway, a freight carrier with approximately 442 miles of track, principally between Miami and Jacksonville, and Gran Central Corporation, which owns and manages approximately 19,000 acres of land in 14 Florida counties and also owns 55 buildings.